(Exhibit 11)

                          INTERNATIONAL PAPER COMPANY
                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                                  (Unaudited)
                    (In millions, except per-share amounts)

                                         Three Months Ended   Nine Months Ended
                                            September 30,       September 30,
                                         ------------------   -----------------
                                            1995     1994       1995     1994
                                           ------   ------     ------   ------
Net earnings                               $  328   $  111     $  890   $  203
Debenture interest savings, net of
 taxes, assuming conversion of
 convertible subordinated debentures            1        1          4        5
                                           ------   ------     ------   ------

Primary net earnings                          329      112        894      208

Reduction in minority interest expense,
 net of taxes assuming conversion of
 preferred securities of subsidiary             3     --            3     --
                                           ------   ------     ------   ------

Fully diluted net earnings                 $  332   $  112     $  897   $  208
                                           ======   ======     ======   ======

Earnings per common share                  $ 1.27   $ 0.45     $ 3.49   $ 0.82
                                           ======   ======     ======   ======
Primary earnings per share                 $ 1.26   $ 0.44     $ 3.44   $ 0.81
                                           ======   ======     ======   ======
Fully diluted earnings per share           $ 1.24   $ 0.44     $ 3.41   $ 0.81
                                           ======   ======     ======   ======
PRIMARY SHARES
Average shares outstanding                  258.7    249.6      255.1    249.2
Shares assumed to be repurchased using
 long-term incentive plan deferred
 compensation at average market price        (0.5)    (0.4)      (0.6)    (0.6)
Shares assumed to be issued upon
 exercise of stock options, net of
 treasury buyback at average market
 price                                        1.5      1.2        1.2      1.0
Shares assumed to be issued upon
 conversion of convertible
 subordinated debentures                      1.7      5.8        4.3      5.8
                                           ------   ------     ------   ------
Primary shares                              261.4    256.2      260.0    255.4
                                           ======   ======     ======   ======

FULLY DILUTED SHARES
Average shares outstanding                  258.7    249.6      255.1    249.2
Shares assumed to be repurchased
 using long-term incentive plan
 deferred compensation at period-end
 market price (if higher than average
 market price)                               (0.5)    (0.4)      (0.5)    (0.4)
Shares assumed to be issued upon
 exercise of stock options, net of
 treasury buyback at period-end
 market price (if higher than average
 market price)                                1.5      1.6        1.6      1.6
Shares assumed to be issued upon
 conversion of convertible subordinated
 debentures                                   1.7      5.8        4.3      5.8
Shares assumed to be issued upon
 conversion of preferred securities
 of subsidiary                                7.1     --          2.6     --
                                           ------   ------     ------   ------
Fully diluted shares                        268.5    256.6      263.1    256.2
                                           ======   ======     ======   ======

Note: The Company reports earnings per common share as the effect of dilutive securities is less than 3%.